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                                                                     EXHIBIT 8.3


                               September 28, 1999




American Health Properties, Inc.
6400 S. Fiddler's Green Circle, Suite 1800
Englewood, Colorado 80111



Ladies and Gentlemen:

         We have acted as counsel to American Health Properties, Inc., a Delaware corporation ("AHP"), in connection with its planned merger with and into Health Care Property Investors, Inc., a Maryland corporation ("HCPI"), pursuant to the Agreement and Plan of Merger (the "Merger"), dated as of August 4, 1999, by and among AHP and HCPI (the "Agreement"). This opinion is being rendered to you in connection with HCPI's filing of a registration statement (the "Registration Statement") on Form S-4 with the Securities and Exchange Commission on September 28, 1999 of which the Joint Proxy Statement/Prospectus (the "Proxy/Prospectus") is a part. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

         For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Merger will be completed in the manner set forth in the Agreement and the Proxy/Prospectus; and


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American Health Properties, Inc.                                           -2-



                  (ii) The representations contained in the letters of representation from AHP and HCPI to us, both dated September 28, 1999, will be true and complete at the Effective Time.

         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that:

                  (1) The Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) Each of AHP and HCPI will be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (3) No gain or loss will be recognized by shareholders of AHP who receive shares of HCPI stock in exchange for shares of AHP stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of HCPI common stock;

                  (4) The holding period of the HCPI stock received by AHP shareholders in the Merger will include the holding period of the AHP stock for which it is exchanged; and

                  (5) The basis of the HCPI stock received by AHP shareholders in the Merger will be the same as the basis of the AHP stock for which it is exchanged, less

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American Health Properties, Inc.                                           -3-



         any basis attributable to fractional shares of HCPI common stock for which cash is received.

         The tax consequences described in (3), (4) and (5) above may not be applicable to financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons who hold AHP stock as part of a "straddle", "hedge" or "conversion" transaction, person's whose functional currency is not the U.S. dollar, persons who are not citizens or residents of the United States or that are foreign corporations, partnerships, trusts or estates, persons who acquired or acquire shares of AHP stock pursuant to the exercise of employee stock options or otherwise as compensation, or persons who do not hold their shares of AHP stock as a capital asset.

         This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions "Material United States Federal Income Tax Consequences Tax Consequences of the Merger", "Material United States Federal Income Tax Consequences - Tax liabilities and attributes inherited from AHP" and "Legal Matters". In



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American Health Properties, Inc.                                           -4-



giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                     Very truly yours,

                                                     SULLIVAN & CROMWELL